ROGERS & WELLS
                         200 Park Avenue
                    New York, New York 10166
                         (212) 878-8000
                       FAX (212) 878 8375
WASHINGTON, D.C.                                  LONDON
LOS ANGELES                                          FRANKFFURT
PARIS                                                   HONG KONG


                                        May 20, 1996



JP Realty, Inc.
35 Century Park-Way
Salt Lake City, Utah 84115

Ladies and Gentlemen:

          We are acting as special counsel to JP Realty, Inc., a Maryland corporation (the "Company"), in connection with the preparation and the filing of the Company's Registration Statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, covering 3,626,310 shares of common stock, par value $.0001 per share (the "Shares"), reserved by the Company for issuance to, and to be sold by, certain stockholders in connection with the exchange of units of limited partner interest in Price Development Company, Limited Partnership, a Delaware limited partnership (the "Operating Partnership").

          In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, including the Exchange Agreement (the "Exchange
Agreement") among the Company and the limited partners of the Operating Partnership, as we have deemed necessary or appropriate, and the corporate proceedings of the Company relating to the authorization, offering and issuance of the Shares and the performance by the Company of its obligations under the Exchange Agreement. In addition, we have examined the Registration Statement in the form to be filed with the Commission on or about the date hereof.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of originals of such latter documents and the absence of any amendments or modifications to those items reviewed by us.

          Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, upon issuance and delivery of the Shares upon the terms set forth in the corporate proceedings of the Company and in conformity with the provisions of the Exchange Agreement and the Registration Statement, such Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

          The opinions stated herein are limited to the laws of the United States and the laws of the State of New York. To the extent that any opinions stated herein are dependent on the laws of the State of Maryland, we have relied on the opinion of Piper & Marbury L.L.P., dated May 15, 1996, a copy of which has been delivered to you.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration
Statement.

                              Very truly yours,

                              \s\ ROGERS & WELLS